AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 20, 2018

HYLETE, Inc.

564 Stevens Avenue, Solana Beach, CA 92075

858-225-8998

www.hylete.com

UP TO 2,000,000 SHARES OF NON-VOTING CLASS B COMMON STOCK

PRICE: $1.75 PER SHARE MINIMUM INVESTMENT: $525.00

SEE “SECURITIES BEING OFFERED” AT PAGE 18

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer**
Per share	$1.75	$0.00	$1.75
Total Maximum	$3,500,000	$0.00	$3,500,000

* We do not intend to use commissioned sales agents or underwriters.

** Does not include expenses of the offering, including costs of investor processing, blue sky compliance and the cost of technology to facilitate the offering. The company has agreed to pay WealthForge Securities, LLC (“WealthForge”) a basic engagement fee of $15,000.00 and fees of $25.00 per US individual investor and $35.00 per entity or non-US individual investor processed for the company. The company estimates that it will pay cash fees of up $376,915.00 to WealthForge. See “Plan of Distribution” for further information and details regarding compensation payable to WealthForge in connection with this offering.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission (the “Commission”) qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The company has engaged Atlantic Capital Bank as escrow agent to hold any funds that are tendered by investors, and may hold one or more closings on a rolling basis at which the company receives the funds from the escrow agent and issues shares to investors. Because there is no minimum target, the company may close on any amounts invested, even if those amounts are insufficient for the intended use of proceeds, or do not cover the costs of this offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on ________.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “HYLETE,” “we,” “us” or “the company” refers to HYLETE, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

Overview

HYLETE, Inc. is engaged in the design, development, manufacturing and distribution of premium performance apparel, footwear, and gear. We are a community-driven brand focused on people living a fitness-based lifestyle, and we constantly strive to push the limits of what we can do to strengthen and support the fitness community. Our products are sold direct to consumers through our website (www.hylete.com).

Our Products

Our apparel products include a full line of apparel and accessories for men and women, including items such as shorts, pants, tops and jackets designed for functional fitness and other athletic pursuits. We also produce gear that includes a growing bag and backpack line, socks and other accessories. We began shipping footwear in February 2018. Our product team designs products with proprietary fabrics and/or innovative features that we believe differentiate us from our competition.

We utilize a community-based approach to building awareness of our brand. We currently have over 10,000 passionate ambassadors and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers.

The Offering

Securities offered:	Maximum of 2,000,000 shares of non-voting Class B Common Stock

Securities outstanding before the
Offering (as of June 30, 2018):

Class A Common Stock (1)	7,859,600 shares
Class B Common Stock	3,368,618 shares

Series A-2 Preferred Stock	4,721,500 shares
Series A-1 Preferred Stock	5,970,300 shares
Series A Preferred Stock	1,712,200 shares

Use of proceeds:	The net proceeds of the offering will be used for

1.	Inventory, with a focus on footwear production
2.	Purchase Order Deposits for Inventory
3.	Tooling and other upfront costs associated with the production of inventory, with a focus on footwear
4.	General working capital

Regulation A debt offering:	The company is conducting an offering of its Class A Bonds in reliance on Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) in which it seeks to raise up to $5,000,000 (the “Regulation A debt offering”). The company plans to use the net proceeds of the Regulation A debt offering for general working capital, product development and marketing.

(1) Does not include shares issuable upon the exercise of options issued under the 2015 Equity Incentive Plan, shares allocated for issuance pursuant to the plan or outstanding warrants.

1

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	The company has a history of losses, and may not achieve or maintain profitability in the future.

•	Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our customer experience.

•	We rely upon our suppliers to produce our products consistently, on time and with the highest level of quality.

•	Uncertainty with respect to the US trade policy may reduce our manufacturing choices and add to our expenses.

•	We rely upon information systems to operate our website, process transactions, and communicate with customers.

•	Our success depends on our ability to design and manufacture products that appeal to our customers.

•	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	New competitors may enter the market.

•	The application to register our original logo as a trademark has been subject to legal proceedings

•	We rely on third parties to provide services essential to the success of our business.

•	An economic downturn in our key markets may adversely affect consumer discretionary spending and demand for our products.

•	Our failure or inability to protect our intellectual property rights or against any claims that infringe on the rights of others could diminish the value of our brand and weaken our competitive position.

•	Our trademarks may conflict with the rights of others and we may be prevented from selling some of our products.

•	Our future success is dependent on the continued service of our senior management.

•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

•	All of our assets are pledged as collateral to a lender.

•	Projected financial data is included in this Offering Circular; projections are frequently inaccurate.

•	Investors will have no voting rights with respect to decisions of the company; in certain circumstances investors will not have dissenters' rights

•	This investment is illiquid.

2

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has a history of losses, and may not achieve or maintain profitability in the future. The company has operated at a loss since inception and historically raised additional capital and borrowed funds to meet its growth needs. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional marketing and general and administrative expenses that will require increased sales to recover these additional costs. While net sales have grown in recent periods, this growth may not be sustainable or sufficient to cover the costs required to successfully compete.

Our success depends on our ability to uphold the reputation of our brand, which will depend on the effectiveness of our marketing, our product quality, and our customer experience. Any harm to our brand could have a material adverse effect on our company.

We rely upon our suppliers to produce our products consistently, on time and with the highest level of quality. Many of our products are only available from one supplier and several of our suppliers are based outside the United States. The operations of our suppliers can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions or any other change in local conditions. Moreover, it is possible that we will experience defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. Our company does not currently have any long-term supply contracts in place with any of our suppliers. Our company purchases from suppliers on a non-exclusive purchase order basis. Therefore, our company has no protection against our suppliers discontinuing service with our company. We also rely heavily on one supplier in particular that accounts for approximately 52% of our production (ATK, Ltd.) Any disruption in our supply chain, especially with ATK, Ltd., could have a material adverse effect on our business.

Uncertainty with respect to US trade policy may reduce our manufacturing choices and add to our expenses. Most of the suppliers of raw materials and/or manufacturers of our products are not in the United States. The current US President indicated a desire to re-negotiate trade deals and impose tariffs on materials and products manufactured in foreign countries, including China. We may incur additional expenses if we are forced to base our manufacturing in the United States.

We rely upon information systems to operate our website, process transactions, and communicate with customers. The company’s operational equipment and security systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to loss, misuse, or theft of data or could disrupt our business and reduce our sales.

Our success depends on our ability to design and manufacture products that appeal to our customers. It is possible that future new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can. In addition to competing with other direct-to-consumer apparel companies, we face competition from a range of retailers, many of which have greater financial resources than we do.

Competition may result in pricing pressure, reduced profit margins or a reduction in market share, any of which could substantially harm our business and results of operations.

New competitors may enter the market. We operate in an established market space that regularly sees the entrance of new competitors. New competitors may copy our business model and provide an expanded range of products at a lower cost, targeting the same customer base, which may force us to cut prices and decrease our margins.

3

The application to register our original icon logo as a trademark has been subject to legal proceedings. In response to a motion in opposition to our request to register our original icon logo, the Trademark Trial and Appeal Board ("TTAB") has determined that our original icon logo could potentially cause confusion in the marketplace with another mark, and as a result has determined that the U.S. Patent and Trademark Office ("USPTO") should reject registration of our logo. We filed an appeal to the TTAB decision with the Federal Circuit Court of Appeals, which granted our motion. On February 20, 2018, we filed our principal brief with the Federal Circuit Court of Appeals and on April 16, 2018 filed the reply to the opposer’s answer to the company’s brief.

The company expects the scheduling of oral arguments to occur by September of 2018.

The opposing party filed a civil action against the company in the U.S. District Court for the District of Connecticut, alleging, among other matters, federal trademark infringement, false designations of origins and unfair competition, unfair competition under the Connecticut Unfair Trade Practices Act, common law trademark infringement, and unjust enrichment. The company has filed a motion to dismiss the action on the grounds that the statute of limitations has lapsed, or, in the alternative, to move the action to federal district court in California. These legal proceedings could be time-consuming and expensive to defend and the time we spend addressing these issues will take away from the time we can spend executing our business strategy. As a result, even if we win any challenges, the company and your investment may be significantly and adversely affected by the process. We carry insurance to cover certain litigation costs; however, we cannot assure you that it will cover any or all of our litigation costs.

On July 13, 2018, the company filed a petition for cancellation with the USPTO of Hybrid Athletics, LLC’s registered trademark (Registration No.: 4,609,469) in International Class 025, as we believe there are reasonable grounds to cancel Hybrid Athletics, LLC’s registered trademark.

We rely on third parties to provide services essential to the success of our business. Our third party partners provide a variety of essential business functions, including warehousing and distribution, website hosting and design, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the company.

An economic downturn in our key markets may adversely affect consumer discretionary spending and demand for our products. Factors affecting the level of consumer spending include general economic conditions, consumer confidence in future economic conditions, the availability of consumer credit, levels of unemployment, and tax rates, among others. Poor economic conditions may lead consumers to delay or reduce purchases of our products, which could have a material adverse effect on our financial condition.

Our failure or inability to protect our intellectual property rights or against any claims that infringe on the rights of others could diminish the value of our brand and weaken our competitive position. Our future success depends significantly on our ability to protect our current and future brands and products, and to defend our intellectual property rights. We continue to take steps to protect and maintain our intellectual property rights, however we cannot be sure that these steps will be adequate. There is also a risk that, by the company’s omission, if the company fails to timely renew or protect a trademark, the trademark could be lost. If we fail to procure, protect or maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

Our trademarks may conflict with the rights of others and we may be prevented from selling some of our products. We have applied for and obtained several United States and foreign trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. However, we cannot assure you that trademark registrations will be issued with respect to any of the trademark applications. Additionally, third parties may assert intellectual property claims against us, particularly as we expand our business.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results, liquidity and financial condition to suffer.

Our future success is dependent on the continued service of our senior management. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. The experience, technical skills and commercial relationships of the personnel of the company provide us with a competitive advantage. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of members of our senior management team.

4

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution”. Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

All of our assets are pledged as collateral to a lender. Our credit facility contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect our capital stock;

•	engage in certain transactions with affiliates;

•	raise compensation and benefits above certain prescribed thresholds;

•	grant liens; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

A breach of any of these covenants could result in a default under the credit facility and permit the lender to cease making loans to us. Upon the occurrence of an event of default under this agreement, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. We have pledged all of our assets as collateral under our credit facility. If the lender accelerates the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.

Projected financial data is included in this Offering Circular; projections are frequently inaccurate. We include projected financial data in “Management's Discussion and Analysis of Financial Condition and Results of Operations – Revenue Projections.” Those projected results will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance of our products, competition, general economic conditions and our own inability to execute our plans. Potential investors should take the assumptions in consideration when reading those projections, and consider whether they think they are reasonable.

Investors will have no voting rights with respect to decisions of the company; in certain circumstances investors will not have dissenters' rights. We are offering shares of our non-voting Class B common stock. Investors will have no voting rights attached to their stock, and therefore will have no ability to impact or otherwise influence corporate decisions of the company. In addition, the subscription agreement that investors will execute in connection with the offering contains a “drag-along” provision whereby investors agree to vote any shares they own in the same manner as the majority holders of our other classes of stock. Specifically, and without limitation, if the majority holders of our other classes of stock may determine to sell the company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the company intends to apply in the future for quotation of its common stock on an over-the-counter market, or similar, exchange, there are a number of requirements that the company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

5

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table (as of June 30, 2018) demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The share numbers and amounts in this table reflect the 700-to-1 stock split effected in 2017 and assumes (1) conversion of all issued shares of Preferred Stock into shares of Common Stock and (2) conversion of all outstanding warrants and options into shares of Common Stock at weighted average exercise price.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective cash price per share at issuance or potential conversion
Class A Common Stock	2012-2018	7,859,600		7,859,600	$0.03
Series A Preferred Stock	2013	1,712,200		1,712,200	$0.19
Series A-1 Preferred Stock	2014	5,970,300		5,970,300	$0.31
Series A-2 Preferred Stock	2015 - 2016	4,721,500		4,721,500	$0.51
Class B Common Stock	2017	1,000,000		1,000,000	$1.00
Class B Common Stock	2017-2018	2,368,618	1,631,382	4,000,000	$1.25
Class A Common Stock Warrants	Various		1,128,400	1,128,400
Series A-2 Preferred Stock Warrants	Various		1,722,577	1,722,577
2015 Equity Incentive Plan:				–
Options and RSUs issued and outstanding	Various		1,515,170	1,515,170
Shares available for issuance under the plan	Various		196,330	196,330
Non-Plan Options:				–
Options and RSUs issued and outstanding	Various		642,600	642,600
Total Common Stock Share Equivalents		23,632,218	6,836,459	30,468,677	$0.24
Investors in this offering, assuming $3,500,000 million raised		2,000,000		2,000,000	$1.75
Total after inclusion of this offering		25,632,218	6,836,459	32,468,672

6

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2016 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2017 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

7

USE OF PROCEEDS

The net proceeds of a fully subscribed offering, after deducting total offering expenses, will be approximately $3,123,085. After repaying $1,115,000 of our existing debt as described below, we plan to use the remaining net proceeds of $1,968,085 for:

•	purchase order deposits (approximately $393,617),

•	inventory (approximately $590,426),

•	tooling (approximately $196,809), and

•	general working capital (approximately $787,234).

Since it raised more than $2 million in the previous Regulation A equity offering (as defined below), the company is required to use 33% of the proceeds of this offering to repay a portion of our existing debt, which we incurred to fund working capital and operating losses. The material terms of our existing debt are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Indebtedness.”

If the offering size is equal to or less than $875,000, representing 25% of the maximum offering amount, then we estimate that the net proceeds, after offering expenses of $94,229 and debt repayments of $288,750, would be approximately $492,021 and be allocated as follows:

•	purchase order deposits (approximately $393,617), and

•	inventory (approximately $98,404).

If the offering raises $1,750,000, representing 50% of the maximum offering amount, we estimate that the net proceeds, after offering expenses of $188,458 and debt repayments of $577,500, would be approximately $984,043 and be allocated as follows:

•	purchase order deposits (approximately $393,617), and

•	inventory (approximately $590,426).

If the offering raises $2,625,000, representing 75% of the maximum offering amount, we estimate that the net proceeds, after offering expenses of $282,286 and debt repayments of $866,250, would be approximately $1,476,064 and be allocated as follows:

•	purchase order deposits (approximately $393,617),

•	inventory (approximately $590,426),

•	tooling (approximately $196,809), and

•	general working capital (approximately $295,213).

Because the offering is a “best efforts” offering without a minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

As discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” the company is conducting an offering of its Class A Bonds pursuant to Regulation A under the Securities Act, in which it seeks to raise up to $5,000,000. The company plans to use the net proceeds of the Regulation A debt offering for inventory (with a focus on footwear production), purchase order deposits for inventory, tooling and other upfront costs associated with the production of inventory (with a focus on footwear) and general working capital.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

8

THE COMPANY’S BUSINESS

Overview

HYLETE, Inc. is engaged in the design, development, manufacturing and distribution of premium performance apparel and gear. We are a community-driven brand focused on people living a fitness-based lifestyle, and we constantly strive to push the limits of what we can do to strengthen and support the fitness community. We are a California corporation, formed on January 13, 2015, and our address is 560 Stevens Avenue, Solana Beach, CA 92075. Our website is www.hylete.com. The company was initially founded in 2012 as a limited liability company.

Products

Our apparel products include a full line of apparel and accessories for men and women, including items such as shorts, pants, tops and jackets designed for functional fitness and other athletic pursuits. We also produce gear that includes a growing bag and backpack line, socks and other accessories. We began shipping footwear in February 2018. Our product team designs products with proprietary fabrics and/or innovative features that we believe differentiate us from our competition.

We utilize a community-based approach to building awareness of our brand. We currently have over 10,000 passionate ambassadors and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers.

Our best-selling product category is men’s shorts, which represents about 30% of our total revenue. Other top selling categories include graphic tees (15-20%), performance tops (10-15%), bags and backpacks (8-10%), pants (10-12%) and jackets (3-5%).

Design Process

Our product team designs products with proprietary fabrics and innovative features that we believe differentiate us from the competition. Our products are designed at our headquarters in Solana Beach, California. We use both employees and outside consultants in our initial design process. After the initial design is complete, we work with our suppliers to develop samples, and often cycle through multiple iterations of samples to ensure that the product is manufactured to specifications and meets our high quality expectations. Once we have an acceptable sample, we place an order with the supplier. Depending on the type of product, where it is manufactured, and how it is shipped, the production timeline can take anywhere from 6 weeks to several months before the final product is delivered to the warehouse and made available for sale.

Suppliers

We source our products from suppliers located in the United States, Canada, Mexico, and various countries in the Asia Pacific region. Some of our supplier relationships have existed since the company was first founded, and our three largest suppliers currently account for an estimated 88% of our total cost of goods sold. Our relationship with the largest of these 3 suppliers(ATK, Ltd.) that accounts for approximately 52% of our production has grown from us purchasing products exclusively from their factory, to this vendor assisting us with development and production via the selection and management of up to 7 additional subcontracted factories. We do not have any contracts with our suppliers and rely instead on purchase orders.

Shipping

Our products are shipped from our suppliers to our third party logistics partner (“3PL”), which handles our warehousing, fulfillment, outbound shipping and returns processing. By outsourcing our logistics operations, we are able to focus on our core business, lower our capital commitment to fixed assets, maintain a variable cost structure, and save money with lower shipping rates. Our 3PL is located in Los Angeles County, California.

Marketing

We utilize a community-based approach to building awareness of our brand. We currently have over 10,000 passionate ambassadors and a strong social media presence. We also work with charities and other strategic partners to support the community and acquire new customers. Our products are sold direct to consumer through our website (www.hylete.com). Approximately 10% of our revenue is derived from other channels, such as third-party e-commerce sites and distributors.

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We use a broad set of tools to help us acquire and retain customers. They include, but are not limited to, digital advertising through social media, influencer marketing, direct mail, strategic partnerships and referral programs. We track and utilize key metrics such as customer acquisition cost, lifetime value per customer, cost per impression, cost per click, and others.

HYLETE Project

In response to requests received from members of the HYLETE community for new products and features for existing products, we launched HYLETE Project in 2016. We share items that we are developing with our community at www.hylete.com/project to solicit feedback and funding. Customers receive a discount on the proposed retail price of the item under development when they back a new product by paying the proposed discounted price. If we receive sufficient orders to produce the item, we produce it and ship to customers. If there is insufficient demand, we issue refunds to customers. We have launched over 30 different new product styles on HYLETE Project and only 3 styles did not go into production. The initiative has helped us to gain insight into the most preferred colors, thereby enabling us to better manage our inventory.

Graced By Grit Assets Acquisition

Effective June 1, 2018, we completed a purchase of all the assets of GRACEDBYGRIT, Inc. (“Graced By Grit”). Our plan is to liquidate these assets within a period of 90 days after the closing of the acquisition. We also hired four employees that formerly worked at Graced By Grit, including one of its co-founders. We plan on relaunching the most popular styles that were previously sold by Graced By Grit under the HYLETE name. Additionally, all HYLETE products will be marketed to the previous customers of Graced By Grit. One of the Company’s directors and his spouse control Graced By Grit. See “Interest of Management and Others in Certain Transactions.”

Market

Consumers in the U.S. spend $97 billion each year on athletic apparel and footwear. E-commerce has far outpaced retail growth in the United States, with online sales expected to exceed $500 billion in the next five years, increasing by an average rate of over 9% per year.

As a digitally native brand selling fitness based products, we exist at the intersection of these two market trends. Our target market includes men and women of all ages who live a fitness-based lifestyle, and who are comfortable with purchasing apparel online. Our research shows that our average customer is age 25 to 44, upper income, married with children, owns a home, and is most interested in fitness, running and nutrition.

Competition

We compete with other major athletic apparel brands such as Nike and Lululemon. Since we sell our products almost exclusively on www.hylete.com, we have no retail channel conflict and are able to offer our customers high quality apparel for lower prices than our competing brands. Our value proposition, combined with our strong brand appeal and community-based marketing approach, are our primary competitive advantages over the large, multichannel athletic brands.

Employees

Currently, we have 21 full-time employees and 3 part-time employees working primarily out of our headquarters in Solana Beach, California.

Intellectual Property

We currently hold a trademark on the name HYLETE in the United States, Canada and in the other countries where our products will be either sold or manufactured. We also hold a patent on our waist tightening system and have two patents pending. Our trademark application for our original HYLETE icon has been opposed. See the section below titled “Litigation.” We have submitted a trademark application for our current HYLETE icon. We still have some legacy products that carry the original logo, which we continue to sell.

Litigation

From time to time, the company is involved in a variety of legal matters that arise in the normal course of business.

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In response to a motion in opposition to our request to register our original icon logo, the TTAB determined that our original icon logo could potentially cause confusion in the marketplace with another mark, and as a result determined that the USPTO should reject registration of our original logo. We filed an appeal to the TTAB decision with the Federal Circuit Court of Appeals, which granted our motion. On February 20, 2018, we filed our principal brief with the Federal Circuit Court of Appeals and on April 16, 2018 filed the reply to the opposer’s answer to the company’s brief. The company expects the scheduling of oral arguments to occur by September of 2018.

The opposing party, Hybrid Athletics, LLC, has also filed a civil action against the company in the U.S. District Court for the District of Connecticut seeking damages and alleging, among other matters, federal trademark infringement, false designations of origins and unfair competition, unfair competition under the Connecticut Unfair Trade Practices Act, common law trademark infringement, and unjust enrichment. The company has filed a motion to dismiss the action on the grounds that the statute of limitations has lapsed, or, in the alternative, to move the action to federal district court in California. These legal proceedings could be time-consuming and expensive to defend. We carry insurance to cover certain litigation costs; however, we cannot assure you that it will cover any or all of our litigation costs.

The company’s motion to dismiss has yet to be ruled upon. Preliminary discovery with respect to the U.S. District Court case commenced in March 2018 and is expected to continue until approximately December 2018, unless the case is resolved through motions or settlement prior to such time. As of the date of this Offering Circular, discovery is still in its early stages and substantial discovery remains to be completed. As such, management has neither determined the possibility of loss nor estimated the amount of any potential loss. Accordingly, no liability has been recorded related to this case.

On July 13, 2018, the company filed a petition for cancellation with the USPTO of Hybrid Athletics, LLC’s registered trademark (Registration No.: 4,609,469) in International Class 025, as we believe there are reasonable grounds to cancel Hybrid Athletics, LLC’s registered trademark.

THE COMPANY’S PROPERTY

HYLETE currently leases its premises and owns no significant plant or equipment. The company’s nearly 4,300 square foot facility in Solana Beach, California serves as its headquarters.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2016 and December 31, 2017 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The company is engaged in the design, development, manufacturing and distribution of premium performance apparel, footwear and gear. It primarily distributes its products via its website, www.hylete.com, and through third-party e-commerce retailers (“marketplace channel”) and other businesses that order in bulk or with corporate branding added to the company’s products (“B2B channel”).

The company’s net sales reflect sales revenues, net of discounts, and shipping revenues, offset by sales returns and allowances. The company recognizes shipping and handling billed to customers as a component of net sales and the cost of shipping and handling as a component of operating expenses. Operating expenses largely consist of general and administrative expenses, which include compensation costs, selling and marketing expenses and shipping and distribution costs.

Results of operations

Year ended December 31, 2017 Compared to Year ended December 31, 2016

Net sales for 2017 were $8,773,025, an increase of 26.7%, from net sales of $6,924,728 in 2016. The increase was due to both new customer growth and an increase in repeat purchase rates from existing customers on www.hylete.com. The company expanded its product offering in 2017, offering many new styles of men’s and women’s apparel and bags, and increased its advertising spending significantly, both of which helped fuel revenue growth. Online sales represented the company’s largest growth channel, increasing by 31.2% from sales of $5,947,662 in 2016 to $7,803,907 in 2017. The marketplace channel sales decreased 29.3% from $638,032 in 2016 to $450,952 in 2017 as the company limited its available product offering to these outlets. The B2B channel, which excludes marketplace orders, increased by 63.9% from $339,034 in 2016 sales to $555,735 in 2017 as the company experienced increased demand for adding corporate branding to its products.

Cost of sales for 2017 was $4,065,845, an increase of $810,248, or 24.9%, from cost of sales of $3,255,597 in 2016. Cost of sales as a percentage of net sales yielded a gross margin of 53.7% versus a gross margin of 53.0% in 2016. The company closely monitors average selling prices and manufacturing costs as they relate to other comparable product prices in the market and strives to achieve a gross margin greater than 50.0%.

Selling and marketing expenses grew to $2,862,657 at December 31, 2017 from $2,031,782 at the same date in 2016, an increase of 40.9%. Selling and marketing expenses increased by 3.3% in 2017 to 32.6% of net sales versus 29.3% of net sales in 2016. The increased expense was due to additional expenditures to garner new customers and to reengage existing customers. We continue to track our marketing spend closely, and utilize benchmark e-commerce metrics such as cost per acquisition, lifetime value per customer and others to drive allocation of our marketing resources.

General and administrative expenses were $2,447,146 in 2017, which represented 27.9% of net sales versus 2016 general and administrative expenses of $1,872,238, which represented 27.0% of net sales. The increase in general and administrative expense were the result of higher payroll cost as the company increased staffing to scale with the growth of business, as well as increased professional fees associated with financings and intellectual property defense.

Shipping and distribution costs in 2017 were $1,236,572, which represented 14.1% of net sales versus 2016 shipping and distribution costs of $1,107,462 that represented 16.0% of net sales. The decrease in the shipping and distribution costs on a percentage basis was attributed to switching the company’s flat rate shipping options that it offers to its customers to less expensive options.

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Interest expense increased from $584,818 in 2016 to $1,393,777 in 2017 as the company increased its indebtedness. See “—Liquidity and Capital Resources” below.

As a result of the foregoing the company incurred a net loss of $3,232,973 in 2017, compared to a net loss of $2,093,801 in 2016.

Liquidity and Capital Resources

As of December 31, 2017, the company’s cash on hand was $616,262. The company is generating operating losses and requires the continued infusion of new capital to continue business operations. The company plans to continue to try to raise additional capital through crowdfunding offerings, equity or debt issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Issuances of Equity and Convertible Notes

Since inception, the company has funded operations through the issuance of equity securities and convertible notes. Between 2013 and 2016, the company issued convertible promissory notes and inventory financing notes for total proceeds of $1,400,000. The principal and accrued interest on these notes were converted into shares of Series A, Series A-1 and Series A-2 Preferred Stock.

In 2014 and 2015, the company issued $1,500,000 in Series A-1 Preferred Stock and $1,500,000 in Series A-2 Preferred Stock, respectively, to accredited investors. In May 2017, the company completed an offering under Regulation Crowdfunding of 1,000,000 shares of its Class B Common Stock for gross proceeds of $1,000,000.

On October 20, 2017, the company launched a Regulation A equity offering (the “previous Regulation A equity offering”), under which it offered up to 5 million shares of its Class B Common Stock at a price of $1.25 per share, representing a pre-money valuation of $33.0 million. Pre-money valuation is the valuation of the company prior to investments in the previous Regulation A equity offering. The company set the value of the shares and resulting pre-money valuation in its sole discretion. The company has typically set the pre-money valuation of its equity offerings at an amount within the range of 3 to 5 times the trailing twelve months of its net sales.

The company plans to use the net proceeds of the previous Regulation A equity offering for general working capital, product development and marketing. Since the company raised more than $2 million in that offering, it will use a portion of the net proceeds to repay its existing debt. See “—Indebtedness” below. At December 31, 2017, the company had raised $371,303 in net proceeds in the previous Regulation A equity offering. On June 15, 2018, the company terminated the previous Regulation A equity offering, from which it has received total net proceeds of $2,043,912.

Effective June 1, 2018, the company completed a purchase of all the assets of GRACEDBYGRIT, Inc., a Delaware corporation. The company issued 789,875 shares of Class B Common Stock, equal to approximately $987,344, and $30,000 in cash, as consideration for the transaction.

Indebtedness

In 2016, the company entered into a senior debt facility with Black Oak Capital Management in the principal amount of $3.15 million. The note bears interest at 12.5% per year, paid monthly in arrears, with the balance due at maturity on July 30, 2019. It is secured by all of the company’s assets. In connection with the senior debt facility, the company issued a warrant for the purchase of 1,249,500 shares of its Series A-2 Preferred Stock. In July 2017, the company amended the facility to increase the available principal amount by $1 million to $4.15 million and the company issued to Black Oak a warrant for the purchase of an additional 216,779 shares of its Series A-2 Preferred Stock. The interest rate warrant coverage and all other key terms remain the same. However, the company agreed that in the event the company receives gross proceeds in excess of $2 million in any equity offerings, it would be required to use 33% of the proceeds in excess of that amount to repay a portion of the loans. See “Use of Proceeds” and “--Issuances of Equity and Convertible Notes” above. At December 31, 2017, $3,675,000 was outstanding under the facility. In March 2018, the company and Black Oak amended the facility to increase the available principal amount by $500,000 to $4,275,000 and drew down the remaining available funds. In connection with the amendment, the company agreed to issue to Black Oak warrants for the purchase of shares of its Series A-2 Preferred Stock representing 0.79365% of the capital stock of the company on a fully-diluted basis. The company repaid $20,408 of the facility with a portion of the net proceeds of the previous Regulation A offering.

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The company also has an outstanding note to a party related to one of its directors, Kevin Park, in the principal amount of $200,000. The note bears cash interest at 1.5% per month, paid monthly, with the balance due and payable on December 31, 2018. In April 2018, the company issued a bridge note in the principal amount of $100,000 to its CEO. The note bears cash interest at 1.5% per month, paid monthly with the balance due and payable on April 5, 2020. In June 2018, the company issued a bridge note in the principal amount of $400,000 to Steelpoint Co-Investment Fund which is controlled by a party related to one of our directors, James Caccavo. The note bears cash interest at 1.5% per month, paid monthly, with the balance due and payable on May 31, 2020. In June 2018, the company also issued 2 additional bridge notes totaling $250,000 in principal. The notes bear cash interest at 1.5% per month, paid monthly, with the balance due and payable in June 2020.

The company currently has no material commitments for capital expenditures.

Trend Information

Several factors have contributed to our increase in customer acquisition, including higher online advertising spend, new print marketing collateral such as catalogs, and the creation of a new points based referral program. Our repeat purchase rates have increased due to improved email segmentation and overall email marketing execution, as well as an expanded product offering, including new fabrics, styles and categories. Our continued investment in marketing and product will be critical factors in the future revenue growth of our company.

Revenue Projections

A big part of our growth in 2017 was favorable adoption of our new lifestyle products for men, as well as the success of our latest performance products for women. Our first crowdfunding in early 2017 was significant, as this was the first time that everyday people (not just accredited investors) were able to invest in HYLETE. Over 90% of our investors in that offering were current HYLETE customers. The pre-money valuation of that round was $25.0 million. See “Liquidity and Capital Resources -- Issuances of Equity and Convertible Notes.”

We originally planned on launching our first footwear shipments in the fourth quarter of 2017, but due to longer testing periods and some unexpected delays in production times, we ultimately were not able to ship any footwear in 2017, which substantially impacted our revenue targets that we had projected at $10 million. We were able to ship our first footwear in February 2018 after preselling approximately 2,700 pairs from July of 2017 through mid-February of 2018. We anticipate footwear to be a significant revenue contributor in 2018.

The success of 2018 is also dependent upon raising an aggregate total of $5 million of financing via a combination of the previous Regulation A equity offering, the Regulation A debt offering and/or other debt instruments, and this offering and drawing down on the increased Black Oak debt facility. The company has completed the $500,000 additional funding with Black Oak.

As of the date of this Offering Circular, we have obtained approximately $3.25 million in aggregate financing. Assuming we raise or exceed our aggregate funding goal prior to the fourth quarter of 2018 and invest the net proceeds from the previous Regulation A equity offering, the Regulation A debt offering and this offering as set forth in “Use of Proceeds,” we anticipate achieving net sales of approximately $12.5 million in 2018.

The company intends to move ahead aggressively to seek a liquidity option for its shareholders. This may involve an OTC quotation or an exchange listing (Nasdaq or NYSE). The company has hired an investment relations firm to advise and coordinate the evaluation and selection of one or more investment banks. If that proves to be a viable option, the company would seek to make the appropriate filings in early 2019.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below. The executive officers are full-time employees.

Name	Position	Age	Date Appointed to Current Position
Executive Officers
Ronald Wilson	Co-founder, CEO	49	Appointed to indefinite term of office March 26, 2012
Matthew Paulson	Co-founder	41	Appointed to indefinite term of office March 26, 2012
Directors
Ronald Wilson	CEO Director	49	Appointed to indefinite term March 26, 2012
Matthew Paulson	Common Director	41	Appointed to indefinite term March 26, 2012
James Caccavo	Series A Preferred Director	56	Appointed to indefinite term December 10, 2013
Kevin Park	Preferred Director	40	Appointed to indefinite term February 10, 2014
Darren Yager	Independent Director	52	Appointed to indefinite term January 15, 2018
Board Advisor
Courtney Reum	Board Advisor	39	Appointed to indefinite term January 15, 2018

Ron Wilson, Co-founder, CEO and Director

Ron co-founded the company and has been CEO since 2012. He was also the founder of Jaco Clothing, Kelysus, and 180s, which grew to over $50 million in sales and achieved a ranking of #9 on Inc. Magazine’s 500 fastest growing companies. Ron is a former Ernst & Young Entrepreneur of the Year National Finalist and a Sports & Fitness Industry Association “Top 25 Leaders in Sporting Goods”. He holds a BS in Industrial and Systems Engineering from Virginia Tech and an MBA from The Wharton School.

Matt Paulson, Co-founder, Director

Matt co-founded the company with Ron in 2012 and is responsible for sales and business development. Earlier in his career, he also cofounded Xtreme Sponge, a cleaning supply company. Prior to HYLETE, Matt worked as the Director of Sales and Marketing for Jaco Clothing. He holds a BS from the Marriott School of Management, Brigham Young University, and an MBA from San Diego State University.

James Caccavo, Director

Jim has served as Managing Partner for Steelpoint Capital Partners, a San Diego based private equity firm, since 2003. He currently serves on the Board of Directors at SKLZ (2013-present), Greatcall (2007-present) and HookIt (2008-present).

Kevin Park, Director

Kevin has served as CFO/COO of Perverse Sunglasses since 2015, CEO for SimplePitch Ventures since 2011, and Advisor at TBG Equity since 2012.

Darren Yager, Director

Darren is COO of Express Locations, LLC, a premium retailer for T-Mobile USA that he co-founded in 2005. Prior to Express Locations, Darren was Executive Director of Sales for Western Wireless.

Courtney Reum, Board Advisor

Courtney was the co-founder and CEO of VeeV Spirits from 2007-2016, and co-founded M13 Partners, a diversified holding and branding development company, in 2016. He currently serves on the Board of Directors at KeVita (2010-present) and Force of Nature by Laird Hamilton (2014-present).

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Election of Board of Directors: The company’s Third Amended and Restated Articles of Incorporation (the “Restated Articles”) establish a Board of Directors of five members.

•	The holders of the Series A Preferred Stock, voting as a separate series and separate class, are entitled to elect one member, and remove that Series A Preferred Director and fill any vacancy caused by the resignation, death or removal of the Series A Preferred Director. James Caccavo is the Series A Preferred Director.

•	The holders of Preferred Stock, voting as a separate class, are entitled to elect one member, and remove that Preferred Director and fill any vacancy caused by the resignation, death or removal of the Preferred Director. Kevin Park is the Preferred Director.

•	The holders of Class A Common Stock, voting as a separate class, are entitled to elect one member, and remove that Common Director and fill any vacancy caused by the resignation, death or removal of the Common Director. Matt Paulson is the Common Director.

•	The holders of the Preferred Stock and Class A Common Stock, voting together as a single class, are entitled to elect one member of the Board of Directors, who is the Chief Executive Officer of the company. Removal of the CEO Director and any vacancy of the CEO Director position can only be made by the unanimous approval of the Series A Preferred Director, the Preferred Director and the Common Director, unless otherwise prohibited by law. Ron Wilson is the CEO Director.

•	The holders of the Preferred Stock and Class A Common Stock, voting together as a single class, are entitled to elect one member of the Board of Directors, who is not an officer or employee of the company. Removal of that Independent Director and any vacancy of the Independent Director position can only made by the majority approval of the Series A Preferred Director, the Preferred Director, the Common Director and the CEO Director, unless otherwise prohibited by law. Darren Yager is the Independent Director.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation	Other compensation	Total compensation
Ronald Wilson	CEO	$195,000	$21,426	$216,426(1)
Garrett Potter (2)	CFO	$190,102	$21,614	$211,716
Matthew Paulson	Co-Founder	$121,800	$14,929	$136,729

(1)	An additional $48,750 in compensation was deferred until such time as Ron Wilson is no longer employed by the company or payment is agreed upon by the board of directors
(2)	Garrett Potter left the company on December 8, 2017

Other than cash compensation, health benefits and stock options, no other compensation was provided to the executive officers. For the fiscal year ended December 31, 2017, the 3 non-executive directors received no compensation. However, previous grants of 25,000 stock options per director, with a strike price of $1.25 per option, vested in 2017. The vested options did not generate compensation.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2017, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested. The company’s voting securities include all shares of Class A Common Stock and all shares of Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Ron Wilson 930 Via Mil Cumbres, Unit 139 Solana Beach, CA 92075	Class A Common Stock	4,019,800	125,300	51.37%
Matt Paulson 2405 E Mountain Ledge Dr, St George UT 84790	Class A Common Stock	3,000,200	94,500	38.34%
All current officers and directors as a group (5 people)	Class A Common Stock	7,149,830	1,919,400	91.38%
James Caccavo 2081 Faraday Avenue Carlsbad, CA 92008	Preferred Stock	3,067,400(1)	N/A	24.73%
Steelpoint 2081 Faraday Avenue Carlsbad, CA 92008	Preferred Stock	3,067,400	N/A	24.73%
CircleUp Growth Capital Fund I, LLP 30 Maiden Lane, Floor 6 San Francisco, CA 94108	Preferred Stock	1,466,500	N/A	11.82%
All current officers and directors as a group (5 people)	Preferred Stock	3,977,400	N/A	32.07%

(1)	All shares are owned by Steelpoint Co-Investment Fund (“Steelpoint”), a fund over which Mr. Caccavo exercises voting control.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has outstanding bridge notes extended to it by the CEO and parties related to two of its directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources  - Indebtedness." The company’s executive officers and directors, together with other shareholders, are parties to an Investor Rights Agreement, a Voting Agreement and a Right of First Refusal and Co-Sale Agreement. The terms of these agreements are set forth in “Description of Capital Stock – Preferred Stock – Preemptive Rights; Registration Rights,” “Description of Capital Stock – Voting Agreement,” and “Description of Capital Stock -- Right of First Refusal and Co-Sale Agreement.” James Caccavo, a director of the company, and his wife, Kimberly Caccavo, the CEO of Graced By Grit, are majority shareholders of Graced By Grit, holding a 71.8% ownership in Graced By Grit. See “The Company’s Business – Graced By Grit Assets Acquisition.”

SECURITIES BEING OFFERED

General

The company is offering up to 2,000,000 shares of Class B Common Stock in this offering.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of HYLETE’s Restated Articles and bylaws, copies of which have been filed as exhibits incorporated by reference into the Offering Statement of which this Offering Circular is a part. For a complete description of HYLETE’s capital stock, you should refer to the Restated Articles and bylaws of the company and to the applicable provisions of California law.

The authorized capital stock of the company consists of two classes designated, respectively, Common Stock and Preferred Stock. The Common Stock consists of two series, Class A Common Stock and Class B Common Stock. The Preferred Stock consists of three series, Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock. As of December 31, 2017, the total number of authorized shares of Common Stock of HYLETE is 36,000,000, the total number of authorized shares of Preferred Stock is 13,653,500 and total number of shares subject to awards under the 2015 Equity Incentive Plan is 1,746,500.

As of June 30, 2018, the outstanding shares and options included:

Class	Authorized	Issued and Outstanding
Class A Common Stock	30,000,000	7,859,600
Class B Common Stock	6,000,000	3,368,618
Series A-2 Preferred Stock	6,383,620	4,721,500
Series A-1 Preferred Stock	5,970,300	5,970,300
Series A Preferred Stock	1,712,200	1,712,200
Class A Common Options	3,517,500	0
Total	50,066,120	23,632,218

As of December 31, 2017, the company has also issued warrants for the purchase of 1,128,400 shares of Class A Common Stock and 1,466,279 shares of Series A-2 Preferred Stock. Since that date, the company has issued an additional warrant for the purchase of shares of Series A-2 Preferred Stock in connection with the increase in the principal amount available under its debt facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources -- Indebtedness.”

Common Stock

Voting Rights

Each holder of the company’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Holders of Class B Common Stock do not have voting rights, except for those required by law.

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Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and only following payment to holders of the company’s Preferred Stock, as detailed in the company’s Restated Articles. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Rights and Preferences

Holders of the Class B Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences and privileges of the holders of the Class B Common Stock are subject to and may be adversely affected by, the rights of the holders of the company’s Class A Common Stock and Preferred Stock. Certain holders of the Class A Common Stock of the company are parties to the Voting Agreement, Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement, each as defined and described below.

Preferred Stock

Each series of Preferred Stock contains substantially similar rights, preferences, and privileges, except as described below.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Class A Common Stock into which such share of Preferred Stock could be converted. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Class A Common Stock. Certain holders of Preferred Stock and founders of the company are parties to a voting agreement, described below under “—Voting Agreement.”

Dividend Rights

Holders of Preferred Stock, in preference to the holders of Common Stock, are entitled to receive, when and as declared by the Board of Directors, but only out of legally available funds, cash dividends at the rate of 12% of the Original Issue Price (as defined below), for each share of Preferred Stock, per year on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Except in connection with a Liquidating Event (as defined below), the right to receive dividends is cumulative. In the event dividends are paid on any share of Common Stock, the company will pay an additional dividend on all outstanding shares of Preferred Stock in an amount equal per share (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Class A Common Stock at the then-applicable conversion rate. At the date of this Offering Circular, the conversion rate for each series of Preferred Stock is one share of Class A Common Stock per share of Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

19

Additionally, each share of Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act, in which the gross proceeds to the company are at least $30,000,000, or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events such as the sale or merger of the company, as further set forth in the Restated Articles (each, a “Liquidating Event”), all holders of Preferred Stock are entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Preferred Stock will receive liquidation preference equal to an amount for each share equal to the original price per share at issuance, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) in each case plus any unpaid dividends with respect to such shares, whether or not declared by the Board of Directors. At the date of this Offering Circular, the liquidation preferences for the shares of Preferred Stock are as follows:

•	$0.5143 per share for each share of Series A-2 Preferred Stock,

•	$0.3078 per share for each share of Series A-1 Preferred Stock and

•	$0.1917 per share for each share of Series A Preferred Stock (each, the “Original Issue Price”).

If, upon such Liquidating Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Redemption Rights

The holders of at least 75% of the then-outstanding shares of Preferred Stock, voting together on an as-converted basis, may require the company, to the extent it may lawfully do so, to redeem the Preferred Stock at any time on or after the fifth anniversary of the most recent issuance of convertible securities of the company (as further described in the Restated Articles). The company must effect such redemption by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the Original Issue Price per share of the Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date of the Restated Articles) plus unpaid dividends with respect to such shares, whether or not declared by the Board of Directors.

Preemptive Rights; Registration Rights

The company has entered into an Investor Rights Agreement dated as of July 16, 2015 with certain investors in its Preferred Stock. Under the Investor Rights Agreement, the company grants the investors registration rights and grants “Major Investors”, defined as holders of 5% of the shares of Common Stock of the company on an as-converted basis, the right to invest up to their pro rata share on a fully diluted basis in equity financings of the company. This offering will trigger these preemptive rights; the company will seek a waiver of those rights from all investors who qualify as Major Investors.

Voting Agreement

The company has entered into a Voting Agreement, dated as of July 16, 2015 with certain investors in its Preferred Stock and the founders of the company (defined in the agreement as Ron Wilson, Matt Paulson and Garrett Potter, the “Founders”). The investors and the founders agreed to vote their shares to achieve the structure of the Board of Directors as set forth in the agreement and subsequently set forth in the Restated Articles. In the event that a party to the agreement fails to vote its shares to achieve that structure, the agreement grants a proxy to the chairman of the Board of Directors, or, in the absence of a chairman, the CEO to vote those shares as prescribed in the agreement. The agreement also grants the investors a drag-along right to sell their shares in the event that holders of at least 75% of the Common Stock on an as-converted basis approve to sell more than 50% of the outstanding voting power of the company, subject to certain terms and conditions of the Voting Agreement.

20

Right of First Refusal and Co-Sale Agreement

The company has entered into a Right of First Refusal and Co-Sale Agreement, dated as of July 16, 2015 and amended as of June 14, 2017, with certain investors in its Preferred Stock and the Founders. In the event that a Founder proposes in certain circumstances to transfer any shares of Common Stock owned by the Founder (“Founder Stock”), the company has a right of first refusal to purchase all or a portion of the Founder Stock on the same terms as those for the proposed transfer. In the event the company does not elect to purchase any or all of the shares of Founder Stock, each Major Investor has the right to purchase its pro rata share of the Founder Stock. In the event that the company and/or the Major Investors fail to exercise their rights of first refusal, the agreement grants the Major Investors a co-sale right to participate in the transfer of Founder Stock on the same terms and conditions available to the founders.

21

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to $3,500,000 in Class B Common Stock on a “best efforts” basis at a price of $1.75 per share. The minimum investment is 300 shares, or $525.00.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s existing website, www.hylete.com, on a landing page that relates to the offering (www.invest.hylete.com).

The Company will use its existing website, blogs, other social media and its quarterly print catalog to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act.

Atlantic Capital Bank (the “Escrow Agent”) will serve as escrow agent in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The company has engaged WealthForge, a broker-dealer registered with the Commission and a member of FINRA, to perform the following functions in connection with this offering:

•	qualify investors, including, but not limited to, conducting Know Your Customer, OFAC checks and AML compliance;

•	gather additional information or clarification from prospective investors, working as necessary with the company and/or its agents;

•	provide the company with prompt notice for subscriptions that cannot be accepted; and

•	transmit the subscription information data to eShares, Inc., the company’s transfer agent.

As compensation for the services listed above, the company has agreed to pay WealthForge a basic engagement fee of $15,000 to support the offering once the offering statement is qualified and the offering commences. The company has also agreed to pay WealthForge fees of $25.00 per US individual investor and $35.00 per entity or non-US investor processed for the company. Assuming all investors are US individuals who subscribe for the minimum subscription amount of $525.00, we estimate there would be 10,769 investors in a fully subscribed offering in which all investors are individuals who subscribed for the minimum subscription amount, the company estimates that total fees due to pay WealthForge would be $284,225 for a fully-subscribed offering. These assumptions were used in estimating the fees due in the “Use of Proceeds.” Assuming instead that all investors are entities or non-US individuals that subscribe for the minimum subscription amount of $525.00, we estimate there would be 10,769 investors in a fully subscribed offering, and that total fees due to WealthForge would be $391,915. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

22

Pursuant to our agreement with WealthForge, if we fail to pay the fees we owe to WealthForge, we may be liable for all expenses that WealthForge may incur if it institutes proceedings to collect those fees, including legal fees and interest. Under the agreement, WealthForge may charge interest at the lesser of 18% per annum, or the maximum permissible by law. Based on the assumed maximum amount that we might owe WealthForge, we estimate we could be liable for up to an additional $115,000.

WealthForge is not participating as an underwriter of the offering and under no circumstance will it, as part of this offering, solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather, WealthForge’s involvement in the offering is limited to acting as an accommodating broker-dealer. WealthForge does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular. All inquiries regarding this offering or services provided by WealthForge and its affiliates should be made directly to the company.

The company has also engaged WealthForge to provide execution and other services in connection with the Regulation A debt offering.

eShares, Inc., doing business as Carta, will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Class B Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Upon closing, funds tendered by investors will be made available to the company for its use. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company in its sole discretion.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act. The escrow agent has not investigated the desirability or advisability of the investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

In order to invest you will be required to subscribe to the offering via the Company’s website and agree to the terms of the offering and the subscription agreement.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on other equity and debt offerings and/or cash on hand.

Investor Perks

All investors will receive a special investor customer account on www.hylete.com once they have fully completed their investment and once it has been accepted by the Company. Investor accounts receive 50% off the retail value of regular priced apparel, footwear and gear on www.hylete.com when utilizing their investor account. Investors that participate in this offering, will receive a store credit equal to 10% of the total amount of their investment in this offering. For example, an investor investing $1,000 will receive a store credit for $100 for use on www.hylete.com (a $200 retail value when used with the investor account). All clearance items will include an additional 10% markdown for investor accounts. Investors will receive free ground shipping on all orders placed utilizing their HYLETE investor account. Free ground shipping is valid in the contiguous United States only. HYLETE investor accounts are also eligible for exclusive investor pricing on all pre-orders of HYLETE products. HYLETE reserves the right to change the terms and conditions of Investor Perks at any time. HYLETE also reserves the right to adjust pricing of HYLETE products and/or discounts to investors at any time without further notice.

23

HYLETE, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2017 AND 2016

F-1

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

Hylete, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Hylete, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hylete, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon

dbbmckennon

San Diego, CA

April 23, 2018

F-2

HYLETE, INC.

BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$616,262	$1,175,019
Accounts receivable	75,319	101,105
Inventory	2,225,136	1,523,943
Vendor deposits	10,095	177,304
Other current assets	94,316	56,735
Total current assets	3,021,128	3,034,106

Non-Current Assets:
Property & equipment, net	392,275	296,109
Intangible assets	114,977	99,271
Other non-current assets	–	11,350
Total non-current assets	507,252	406,730

TOTAL ASSETS	$3,528,380	$3,440,836

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$915,733	$477,359
Accrued expenses	810,934	387,765
Bridge note, net of issuance costs	200,000	191,429
Capital lease obligations, current portion	21,510	19,689
Total current liabilities	1,948,177	1,076,242

Non-Current Liabilities:
Capital lease obligations, net of current	9,436	30,948
Loan payable, net of issuance costs	2,996,920	2,376,385
Preferred stock warrant liability	1,387,319	625,191
Total non-current liabilities	4,393,675	3,032,524

Total liabilities	6,341,852	4,108,766

Commitments and contingencies (Note 16)

Redeemable preferred stock:
Series A preferred stock, no par value, 1,712,200 total shares authorized, 1,712,200 issued and outstanding at December 31, 2017 and 2016 (liquidation preference of $485,865)	472,524	426,556
Series A-1 preferred stock, no par value, 5,970,300 total shares authorized, 5,970,300 issued and outstanding at December 31, 2017 and 2016 (liquidation preference of $2,702,621)	2,656,103	2,412,638
Series A-2 preferred stock, no par value, 6,383,620 total shares authorized, 4,721,500 issued and outstanding at December 31, 2017 and 2016 (liquidation preference of $3,124,894)	3,088,671	2,778,510
Total redeemable preferred stock	6,217,298	5,617,704

Stockholders' Deficit:
Class A Common Stock, no par value, 30,000,000 shares authorized, 7,824,600 issued and outstanding at December 31, 2017 and 2016	116,758	116,758
Class B Common Stock, no par value, 6,000,000 shares authorized, 1,297,042 issued and outstanding at December 31, 2017	1,071,044	–
Accumulated deficit	(10,218,572)	(6,402,392)
Total stockholders' deficit	(9,030,770)	(6,285,634)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$3,528,380	$3,440,836

See Accompanying Notes to Financial Statements.

F-3

HYLETE, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Net Sales	$8,773,025	$6,924,728

Cost of Sales	4,065,845	3,255,597

Gross Profit	4,707,180	3,669,131

Operating Expenses:
Selling and marketing	2,862,657	2,031,782
General and administrative	2,447,146	1,872,238
Shipping and distribution	1,236,572	1,107,462
Intangible asset impairment	–	166,632
Total Operating Expenses	6,546,375	5,178,114

Loss from Operations	(1,839,196)	(1,508,983)

Interest expense	1,393,777	584,818

Net Loss	$(3,232,973)	$(2,093,801)

Basic and diluted loss per common share	$(0.38)	$(0.27)
Weighted average shares - basic and diluted	8,556,634	7,824,600

See Accompanying Notes to Financial Statements.

F-4

HYLETE, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Class A Common Stock		Class B Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance as of December 31, 2015	7,824,600	$116,758	–	$–	$–	$(3,783,991)	(3,667,233)

Net Loss	–	–	–	–	–	(2,093,801)	(2,093,801)

Dividend accretion of Preferred Stock	–	–	–	–	(7,456)	(477,436)	(484,892)
Amortization of issuance costs on Preferred Stock	–	–	–	–	–	(47,164)	(47,164)
Stock-based compensation	–	–	–	–	7,456	–	7,456

Balance as of December 31, 2016	7,824,600	116,758	–	–	–	(6,402,392)	(6,285,634)

Net Loss	–	–	–	–	–	(3,232,973)	(3,232,973)

Net proceeds from sale of common stock	–	–	1,297,042	1,071,044	–	–	1,071,044
Dividend accretion on preferred stock	–	–	–	–	(16,386)	(536,337)	(552,723)
Accretion to redemption price	–	–	–	–	–	(46,870)	(46,870)
Stock-based compensation	–	–	–	–	16,386	–	16,386

Balance as of December 31, 2017	7,824,600	$116,758	1,297,042	$1,071,044	$–	$(10,218,572)	$(9,030,770)

See Accompanying Notes to Financial Statements.

F-5

HYLETE, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,232,973)	$(2,093,801)
Adjustments:
Depreciation and amortization	195,358	163,737
Stock-based compensation	16,386	7,456
Impairment of intangible assets	–	166,632
Amortization of debt discounts	337,426	178,206
Change in fair market value of Series A-2 warrant liability	556,933	–
Changes in:
Accounts receivable	25,786	10,547
Inventory	(701,193)	985,421
Vendor deposits	167,209	(156,372)
Prepaid expenses	(37,581)	16,026
Accounts payable	436,500	(567,787)
Accrued expenses	423,169	73,567
Net Cash used in Operating Activities	(1,812,980)	(1,216,368)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(291,524)	(93,052)
Purchases of intangible assets	(15,706)	(79,685)
Other non-current assets	11,350	–
Net Cash used in Investing Activities	(295,880)	(172,737)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings/(payments) on line of credit	–	(959,096)
Net borrowings/(payments) on loan payable	498,750	2,876,799
Net borrowings/(payments) on capital leases	(19,691)	(15,196)
Financing costs related to bridge note	–	(10,000)
Net proceeds from sale of common stock	1,071,044	–
Net Cash provided by Financing Activities	1,550,103	1,892,507

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(558,757)	503,402

CASH AND CASH EQUIVALENTS, beginning of year	1,175,019	671,617

CASH AND CASH EQUIVALENTS, end of year	$616,262	$1,175,019

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest	$503,635	$334,906
Cash paid for income taxes	$800	$800

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES

Conversion of debt and accrued interest to Series A-2 Preferred Stock	$–	$928,080
Issuance of Series A-2 Preferred Stock warrant liability	$205,195	$625,191
Accretion of Preferred Stock dividends	$552,723	$484,892
Accretion of Preferred Stock discount	$46,870	$47,164

See Accompanying Notes to Financial Statements.

F-6

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 1 – Nature of Business

Hylete, LLC (the “LLC”) was organized under the laws of the State of California on March 26, 2012. The LLC was formed to design, develop, and distribute premium performance apparel primarily direct to consumers through its own website, events, and affiliate marketing partners, as well as select third party ecommerce retailers. The LLC was converted to a C-Corporation effective January 2015.

Hylete, Inc. (the “Company”) was organized under the laws of the State of California in January 2015, upon conversion from the LLC. There was no change in operations as a result of the conversion. The original members’ capital contributions were converted into preferred and common stock.

Note 2 – Summary of Significant Accounting Policies

Managements' plans - Since inception, the Company has relied upon debt and equity securities to fund shortfalls in operations. The Company expects to fund operations for the next year through cash flows generated by operations, increasing the existing credit facility by an additional $500,000, issuing up to $500,000 in additional notes payable, raising up to $6.25 million in issuing up to 5,000,000 additional Class B Common shares, and through the issuance of up to $5.0 million in Class A bonds. If management is unsuccessful in obtaining the additional capital, then, alternative measures may be necessary to preserve cash, such as delaying payables, reducing expenditures through renegotiation and possibly the reduction of workforce, etc.

Accounting estimates – The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair value of financial instruments – Accounting Standards Codification ("ASC") 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

Level 1

Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2

Observable inputs – other than the quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

Level 3

Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable.

The Company’s financial instruments consist of cash, accounts receivable, vendor deposits, accounts payable, accrued expenses and current portion of capital lease obligations. The carrying value of these assets and liabilities is considered to be representative of their fair market value, due to the short maturity of these instruments. The carrying value of the long-term portions of the capital lease obligations and loan payable to stockholder represent fair value as the terms approximate those currently available for similar debt instruments.

The Company's preferred stock warrant liability is carried at fair value. The fair value of the Company’s preferred stock warrant liability has been measured under the Level 3 hierarchy (Note 8).

F-7

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Cash and cash equivalents – Cash includes highly liquid short-term investments purchased with original maturities of ninety days or less.

Concentration of credit risk – Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash. At various times throughout the period, the Company had cash deposits in a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. Management considers the risk of loss to be minimal due to the credit worthiness of the financial institution. Concentrations of risk with respect to receivables are limited due to the diversity of the Company’s customer base. Credit is extended based on an evaluation of the customer’s financial condition and collateral generally is not required.

Accounts receivable – The Company carries its accounts receivable at invoiced amounts less allowances for customer credits, doubtful accounts and other deductions. The Company does not accrue interest on its trade receivables. Management evaluates the ability to collect accounts receivable based on a combination of factors. Receivables are determined to be past due based on individual credit terms. A reserve for doubtful accounts is maintained based on the length of time receivables are past due, historical collections or the status of a customer’s financial position. The Company did not have a reserve recorded as of December 31, 2017 or December 31, 2016. Receivables are written off in the year deemed uncollectible after efforts to collect the receivables have proven unsuccessful. For the years ended December 31, 2017 and December 31, 2016, the Company wrote off approximately $3,100 and $5,000 of uncollectible accounts, respectively.

Inventory – Inventory is comprised of finished goods and is stated at the lower of cost, determined using the first-in, first-out method, or net realizable value.

Vendor deposits – Vendor deposits represent amounts paid in advance to the Company’s vendors for inventory purchases to be produced and received at a future date.

Property and equipment – Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which range from 2 to 5 years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives, which is generally two years.

Impairment of long-lived assets – The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Intangible assets – The Company records its tradename and costs associated with defending its tradename as intangible assets with an indefinite life. The Company accounts for these intangible assets in accordance with Financial Accounting Standards Board (“FASB”) ASC 350, Goodwill and Other Intangible Assets. Accordingly, intangible assets with indefinite lives are not amortized, but rather are tested for impairment annually. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds it fair value and is recorded as a reduction of the carrying value of the related asset and a charge to operating results. For the year ended December 31, 2016, the Company recognized an impairment of its legacy icon of approximately $167,000, which is presented within operating expenses on the statements of operations. For the year ended December 31, 2017, no impairments were recorded.

Accounting for preferred stock - ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

F-8

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company. In addition, the Company has presented preferred stock outside of stockholders' deficit due to the potential redemption of the preferred stock being outside of the Company's control (Note 9).

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is amortized to the accumulated deficit, due to the absence of additional paid-in capital, over the period to redemption using the effective interest method of accounting. Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Warrants to purchase preferred stock - The Company accounts for freestanding warrants related to preferred shares that are redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. Under ASC 480, freestanding warrants to purchase shares of redeemable preferred stock are classified as liabilities on the balance sheet at fair value because the warrants may conditionally obligate us to transfer assets at some point in the future. The Company estimated the fair value of these warrants using the Black-Scholes option-pricing model. See Note 8 for additional information.

Revenue recognition – Revenues are recognized upon shipment of product and when title has been passed to customers. Revenue is recorded net of estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company generally allows a 60 day right of return to its customers. The Company had a reserve for returns of approximately $84,500 and $61,000 recorded within accrued expenses as of December 31, 2017 and December 31, 2016, respectively. In addition, the Company records a liability for deposits for future products, credits provided to equity investors in connection with their investment, etc. The liability is relieved and the revenue is recognized once the revenue recognition criteria is met. As of December 31, 2017, deferred revenue of $378,000 were present within accrued liabilities on the accompanying balance sheet. Of these amounts, $138,000 related to credits provided to equity investors in connection with their investments.

Cost of sales - Cost of sales consists primarily of inventory and warranty costs.

Merchandise risk – The Company’s success is largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have material adverse effect on the Company’s business, operating results and financial condition.

Shipping and handling – The Company recognizes shipping and handling billed to customers as a component of net sales, and the cost of shipping and handling as a component of operating expenses. Total shipping and handling billed to customers as a component of net sales was approximately $608,000 and $481,000 for the years ended December 31, 2017 and December 31, 2016, respectively. Total shipping and handling costs included in operating expenses was approximately $734,000 and $668,000 for the years ended December 31, 2017 and December 31, 2016, respectively.

Advertising and promotion – Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2017 and December 31, 2016 amounted to approximately $1,281,000 and $672,000, respectively, which is included in selling and marketing expense.

F-9

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Stock based compensation – The Company estimates the fair value of the stock warrants and options (Notes 11 and 12) using the Black-Scholes option pricing model. Key input assumptions used to estimate the fair value of stock warrants and options include the exercise price of the award, the expected term, the expected volatility of the Company’s stock over the expected term, the risk-free interest rate over the term, the Company expected annual dividend yield and forfeiture rate. The Company’s management believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of the Company’s stock warrants and options granted. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

Deferred offering costs - Costs associated with the offering of shares are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense.

Income taxes – The Company has elected to be taxed under the provisions of subchapter C of the Internal Revenue Code. Income taxes are therefore accounting for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized from future operations. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets (Note 15).

Uncertain tax positions – The Company accounts for uncertain tax provisions in accordance with ASC 740-10. ASC 740-10 prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as de-recognition, interest, penalties, and disclosures required. As of December 31, 2017 and December 31, 2016, the Company does not have any entity-level uncertain tax positions. The Company files U.S. federal and various state income tax returns, which are subject to examination by the taxing authorities for three to four years from filing of a tax return.

Sales tax – Taxes collected from the Company’s customers are and have been recorded on a net basis. This obligation is included in accrued expenses in the accompanying balance sheets until the taxes are remitted to the appropriate taxing authorities.

Basic loss per common share - Basic loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company's common stock equivalents consist of common stock issuable upon the conversion of preferred stock, and exercise of options and warrants. As of December 31, 2017 and 2016, the effect of dilutive securities was anti-dilutive and thus is not included.

Recently issued accounting pronouncements – In 2014, the FASB issued Accounting Standards Update (“ASU”) 2014–09, Revenue from Contracts with Customers. Under ASU 2014–09, revenue is recognized when (or as) each performance obligation is satisfied by the entity, which is defined as when control of the underlying goods or services is transferred to the customer. The Company is still evaluating the impact of this pronouncement on its financial statements. The pronouncement is effective for the Company for annual periods beginning after December 15, 2018, and as such, it will not be applicable until December 31, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all entities. The Company is currently evaluating the effect of this accounting pronouncement.

F-10

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the impact that the standard will have on the financial statements.

Note 3 – Property and Equipment

Property and equipment consisted of the following as of December 31,

	2017	2016

Website development	$212,616	$224,925
Auto	105,772	105,772
Leasehold improvements	70,905	79,598
Office furniture, fixtures and equipment	53,157	53,157
App development	232,760	–
Production molds	61,800	–
Retail fixtures	–	36,452
Computer hardware and software	40,305	31,032
	$777,315	$530,936

Accumulated depreciation	(385,040)	(234,827)

	$392,275	$296,109

Depreciation and amortization expense related to property and equipment amounted to approximately $195,000 and $164,000 for the years ended December 31, 2017 and December 31, 2016, respectively.

Note 4 – Line of Credit

On December 23, 2015, the Company entered into a revolving line of credit agreement with a lender. The agreement allowed for a maximum availability of $1,500,000 and accrued interest annually at a rate equal to the Prime Rate plus 8.75%. Advances were calculated based on the amount of eligible inventory, as defined in the agreement, and collections were to be paid into a collection account at a financial institution to be selected by the lender. The agreement also contained certain financial and non-financial covenants and was secured by substantially all of the Company's assets. All principal and accrued interest was paid in full during the year ended December 31, 2016 and the line of credit agreement was terminated. In connection with the termination, the Company paid a termination fee of approximately $54,000.

Note 5 – Convertible Debt

As of December 31, 2015, the Company had an outstanding convertible note payable balance of approximately $882,000, net of debt issuance costs of approximately $20,000. The debt accrued interest at 5% per annum and matured in June 2016. The note had two conversion options, mandatory and optional. These options were to be at the discretion of the Company. Mandatory conversion would take place upon the closing of Qualified Financing (net proceeds of at least $2,000,000) that occurred before the maturity date. At that time, the note (including all principal and unpaid interest) would automatically be converted into the number of shares equal to the sum of the outstanding principal balance under the note plus accrued and unpaid interest computed as of the date of conversion, divided by the lesser of: (A) eighty percent (80%) of the price per share of the equity securities sold in the Qualified Financing (rounded to the nearest whole share), and (B) the value of a share of the Company’s equity securities on a fully diluted basis at a pre-money enterprise valuation of the Company of $15,000,000. A beneficial conversion feature was not recorded upon issuance.

F-11

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Under the optional conversion, the debt would be converted into the number of shares by taking the total amount of all unpaid principal and interest and divided by the same price per share as the Company’s last round of financing. Under the optional conversion method in June 2016, approximately $928,000 of convertible debt principal, including accrued interest, was converted into 1,804,600 shares of Series A-2 Preferred Stock. The conversion price was that which had been paid by other Series A-2 shareholders.

Note 6 – Bridge Note Payable

On August 19, 2015, the Company received $200,000 under a Senior Bridge Note (the “Bridge Note”) agreement, with an initial maturity date of December 31, 2016. The Bridge Note holder is an investor and a member of the Company's board of directors. From August 19, 2015 through December 31, 2015, the Bridge Note accrued interest at 1% per month, paid on a monthly basis. No principal payments had been made on the Bridge Note through December 31, 2016. In November 2016, the Bridge Note maturity date was extended to December 31, 2017 and the accrued interest rate increased to 1.5% per month. In connection with the extension, the Company paid fees of $10,000 for which were recorded as a discount to the Bridge Note. The discount was amortized using the straight-line method over the term of the Bridge Note. As of December 31, 2016, a discount of $8,571 remained and was fully amortized during the year ending December 31, 2017. In October 2017, the Bridge Note maturity date was extended to December 31, 2018. All other terms remain unchanged.

Note 7 – Loan Payable

On June 29, 2016, the Company entered into a senior credit agreement with a lender with principal due three years from the date of issuance. The lender has offered the Company up to $3,150,000, which accrues interest at a rate equal to 12.50% per annum, compounded monthly. In July 2017, the Company amended the agreement to borrow up to an additional amount of $1,000,000 raising the maximum to be borrowed to $4,150,000. In March 2018, the amounts borrowable under the senior credit agreement were increased by an additional $500,000. The Company pays the interest on a monthly basis and, thus, does not have any interest accrued as of December 31, 2017 and December 31, 2016 related to this agreement. The agreement contains certain affirmative covenants related to the timely delivery of financial information to the lender, as well as certain customary negative covenants. The agreement also includes a financial covenant related to the Company’s liquidity and requires a minimum cash balance of $250,000 to be maintained.

As of December 31, 2017, the Company was in compliance with all financial and non-financial covenants. The senior credit agreement is secured by substantially all of the Company's assets and shareholder shares in which have been pledged as additional collateral.

In conjunction with the senior credit agreement, the Company issued 216,779 and 1,249,500 Series A-2 Preferred Stock warrants to the lender during the years ended December 31, 2017 and December 31, 2016 (Note 11). As of December 31, 2017 and December 31, 2016, the Company had outstanding borrowings of $3,675,000 and $3,150,000, respectively. As of December 31, 2017, the Company had borrowings of $475,000 available.

Fees and Series A-2 Preferred Stock warrants issued in connection with the senior credit agreement resulted in a discount to the senior credit agreement. During the years ended December 31, 2017 and December 31, 2016, the Company recorded debt discounts of approximately $26,000 and $273,000, respectively, related to costs for obtaining the senior credit agreement, and approximately $205,000 and $625,000, respectively, related to the fair value of the Series A-2 Preferred Stock warrants. During the years ended December 31, 2017 and December 31, 2016, discounts of approximately $328,000 and $125,000, respectively, had been amortized to interest expense in conjunction with these debt discounts. The Company is recording the debt amortization using the straight line method due to the relatively short term of the senior credit agreement.

The remaining debt issuance amortization will be expensed as interest expense over the remaining life of the related debt, which is as follows:

Year Ending December 31,

2018	$427,724
2019	248,356

$676,080

F-12

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 8 – Preferred Stock Warrant Liability

During the years ended December 31, 2017 and December 31, 2016, the Company issued Series A-2 Preferred Stock warrants in conjunction with a debt agreement (Notes 7 and 11). The Series A-2 Preferred Stock is contingently redeemable and, accordingly, the related warrants have been presented as a liability in accordance with ASC 480. Warrants that are treated as a liability are measured to estimated fair value at each reporting period. The fair value of the preferred stock warrant liability was approximately $1,387,000 and $625,000, as of December 31, 2017 and December 31, 2016, respectively.

The following table presents the financial instruments measured in the accompanying balance sheet at fair value, on a recurring basis, as of December 31, 2017, for each of the three levels of hierarchy established by ASC 820:

Fair Value of Significant
Unobservable Inputs
Year Ending December 31,	Fair Value

Outstanding as December 31, 2016	$625,191

2017 Warrants Granted	205,195
Change in fair value of Series A-2	556,933

Outstanding as December 31, 2017	$1,387,319

Note 9 – Preferred Stock

At December 31, 2014, there were 7,682,500 Class A units outstanding. In conjunction with the Company’s conversion into a C-Corporation in January 2015, these units were converted into 1,712,200 units of Series A Preferred Stock and 5,970,300 units of Series A-1 Preferred Stock at a conversion price of $0.1917 and $0.3078, respectively. The terms of the Series A and Series A-1 were similar to those of the Class A units and thus modification and/or extinguishment accounting did not apply.

During the year ended December 31, 2015, the Company entered into various Series A-2 Preferred Stock purchase agreements that authorized the sale and issuance of 2,916,900 shares of Series A-2 Preferred Stock at a purchase price of $0.5143 per share for total gross proceeds of $1,500,000.

In June 2016, approximately $928,000 of convertible debt principal, including accrued interest, was converted into 1,804,600 units of Series A-2 Preferred Stock (Note 5).

On August 7, 2017, the Company amended its Third Amended and Restated Articles of Incorporation to authorize an additional 412,620 shares of Series A-2 Preferred stock.

Conversion rights – Each share of preferred stock outstanding is convertible at any time, at the option of the holder, into the number of common stock shares that results from dividing the original issue price (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share) by the applicable conversion price in effect at the time of such conversion. The initial conversion price may be adjusted from time to time.

F-13

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Dividend rights – The holders of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, dividends in an amount equal to 12% of the original issue price (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share).

In the event of liquidation, cumulative preferred dividends accrue from the issuance date, whether or not such dividends are declared or paid. Preferred dividends accrue at 12% per annum. Accrued dividends accrete directly to retained earnings (or accumulated deficit). For the years ended December 31, 2017 and December 31, 2016, the Company recorded accretion of $552,723 and $484,892, respectively. No dividends have been declared or paid to date.

The Company shall not pay or declare any dividend, whether in cash or property, with respect to common stock until all dividends on the preferred stock have been paid or declared and set apart.

Liquidation rights – Upon a liquidating event, before any distribution or payment shall be made to the holders of any common stock, the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall, on an equal basis, be entitled to be paid out of the assets of the Company legally available for distribution, in an amount per share equal to the original issue price of such Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred stock plus all unpaid dividends on the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of preferred stock, then such assets shall be distributed among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled to.

After the payment of the full liquidation preference of the preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock in proportion to the number of shares of common stock held by each such holder.

Voting rights – The holders of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could then be converted with the same voting rights and powers of common shareholders, except with respect to the election of directors.

Redemption rights – The holders of at least 75% of the then outstanding shares of preferred stock, voting together on an as-if-converted basis, may require the Company to redeem the preferred stock at any time on or after the fifth anniversary of the most recent issuance of convertible securities, currently January 13, 2020. The redemption date shall be at least 180 days after the date of such notice from preferred stock holders and shall be brought into effect from the Company by paying cash in exchange for the shares of preferred stock in a sum equal to the original issue price per share of the preferred stock (Series A initially equal to $0.1917 per share, Series A-1 initially equal to $0.3078 per share and Series A-2 initially equal to $0.5143 per share) plus unpaid dividends with respect to such shares, whether or not declared by the Board of Directors. Due to the potential redemption of the Series A, Series A-1 and Series A-2 being outside of the Company's control, the preferred stock has been presented outside of stockholders' deficit on the accompanying balance sheets.

Drag along rights – If the holders of at least 75% of the then outstanding common stock (collectively, the "Selling Founders") approve to sell units representing more than 50% of the then-outstanding units of the Company, then the Dragging Stockholders shall have the right to cause a “Drag-Along Sale” by the other Stockholders (the “Dragged Stockholders”) pursuant to the voting agreement. In the event of a drag-along sale, each Dragged Stockholder shall sell all of its units on the terms and conditions of the drag-along sale as determined by the Dragging Stockholders and other specified criteria as stated in the voting agreement.

During the years ended December 31, 2017 and December 31, 2016, the Company amortized discounts on preferred stock to accumulated deficit of $46,870 and $47,163, respectively. The discounts were the result of placement fees paid in connection with the issuance of the preferred stock.

As of December 31, 2017, future annual accretion of preferred stock to the potential redemption value is as follows:

Year Ending December 31,

2018	$47,344
2019	47,344
2020	2,160
$96,848

F-14

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

As of December 31, 2017, the future amount to be potentially redeemed on January 13, 2020 is as follows:

Series A	$567,923
Series A-1	3,162,036
Series A-2	3,730,804
$7,460,763

The amounts above include the accretion of the discount on preferred stock to the redemption amount as well as the future expected dividends to be recorded through the earliest redemption date of January 13, 2020.

Note 10 – Common Stock

On January 31, 2017, the Company filed its Third Amended and Restated Articles of Incorporation to create and authorize 6 million shares of a new class of non-voting common stock called Class B Common.

On January 31, 2017, the Company participated in a 1-for-700 forward stock split. The financial statements have been retroactively restated to reflect this forward stock split.

During the year ended December 31, 2017, the Company sold 1,297,042 shares of Class B common stock for net proceeds of $1,071,044 under Regulation Crowdfunding and Regulation A offerings.

Note 11 – Stock Warrants

On July 29, 2016, August 3, 2016 and August 16, 2016, the Company issued 838,600; 112,000; and 298,900 Series A-2 Preferred Stock warrants, respectively, in connection with the loan payable (Note 7). The warrants have an exercise price of $0.0143 per share and expire ten years after issuance.

At various times during 2017, the Company issued 216,779 Series A-2 Preferred Stock warrants in connection with the loan payable (Note 7). The warrants have an exercise price of $0.0143 per share and expire ten years after issuance.

The Company calculated the estimated fair value of each Series A-2 Preferred Stock warrant on the date of grant and at December 31, 2017 using the following assumptions for the years ended December 31,

	2017	2016
Expected life of warrants	3	3
Expected stock price volatility	40.00%	42.00%
Annual rate of quarterly dividends	0.00%	0.00%
Discount rate	0.86%	0.79%-0.86%

The following table summarizes warrant activity:

	Number of	Weighted Avg	Weighted Avg
	Warrants	Exercise Price	Remaining Years

Outstanding as December 31, 2015	1,128,400	$0.34	8.15

Granted	1,249,500	0.01

Outstanding as December 31, 2016	2,377,900	0.17

Granted	216,779	0.01

Outstanding as December 31, 2017	2,594,679	$0.16	8.47

F-15

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Management determined that the fair market value of the Series A-2 Preferred Stock warrants granted as of December 31, 2017 was approximately $1,387,319, which has been recorded as a liability as of December 31, 2017 (Note 8).

Note 12– Stock Option Plan

The Company’s Equity Incentive Plan (the “Incentive Plan”) permits the grant of incentive and nonqualified stock options for up to 1,746,500 shares of common stock. As of December 31, 2017 and December 31, 2016, there were 481,430 and 662,900 shares, respectively, available for issuance under the Plan. Key employees, defined as employees, directors, non-employee directors and consultants, are eligible to be granted awards under the Plan. The Company believes that such awards promote the long-term success of the Company.

On October 13, 2016, the Company awarded 590,800 non-qualified stock options under the Incentive Plan. These non-qualified stock options are 100% vested upon the grant date.

During 2017, the Company issued 248,000 options to the board of directors and consultants which have various vesting terms.

The Company calculated the estimated fair value of each stock option on the date of grant using the following assumptions for the years ended December 31,

	2017	2016
Expected life of options	3	3
Expected stock price volatility	40.00%	42.00%
Annual rate of quarterly dividends	0.00%	0.00%
Discount rate	0.86%	0.79%-0.86%

The following table summarized option activity:

	Number of	Weighted Avg	Weighted Avg
	Options	Exercise Price	Remaining Years

Outstanding as December 31, 2015	1,155,000	$0.33	8.17

Forfeited	(19,600)	0.51
Granted	590,800	0.02

Outstanding as December 31, 2016	1,726,200	0.22

Forfeited	(66,530)	0.02
Granted	248,000	1.13

Outstanding as December 31, 2017	1,907,670	$0.35	8.05

During the years ended December 31, 2017 and December 31, 2016, the Company recognized approximately $16,000 and $7,000, respectively, of stock compensation expense related to stock options.

As of December 31, 2017, total unrecognized stock-based compensation cost related to unvested stock options was approximately $15,200, which is expected to be recognized during 2018 and 2019.

F-16

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Note 13 – Retirement Plan

The Company has a 401(k) Plan (the “Plan”) covering employees who meet eligibility requirements. Employees are eligible to contribute any amount of their earnings, up to the annual federal maximum allowed by law. The employer contributions to the 401(k) plan are determined on a yearly basis at the discretion of Management. The Company contributed approximately $53,000 and $42,000 to the Plan during the years ended December 31, 2017 and December 31, 2016, respectively.

Note 14 – Major Suppliers and Customers

For the year ended December 31, 2017, purchases from four suppliers represented approximately 44% of total vendor purchases. As of December 31, 2017, approximately $512,000, or 54% of accounts payable, was due to these suppliers. For the year ended December 31, 2016, purchases from three suppliers represented approximately 45% of total vendor purchases. As of December 31, 2016, approximately $229,000 or 48% of accounts payable, was due to these suppliers.

The Company is not subject to customer concentration as a majority of its revenue is derived from website sales (direct-to-consumer).

Note 15 – Income Taxes

The Company's current tax liability consists of minimum amounts payable of $800 to the state of California and are included within general and administrative expense on the statements of operations.

The Company’s net deferred tax assets at December 31, 2017 and December 31, 2016 is approximately $2,176,000 and $1,777,000, respectively, which primarily consists of net operating loss carry forwards and various accruals. As of December 31, 2017 and December 31, 2016, the Company provided a 100% valuation allowance against the net deferred tax assets, which management could not determine, would more likely than not be realized. During the years ended December 31, 2017 and December 31, 2016, the Company valuation allowance increased by approximately $399,000 and $896,000, respectively.

At December 31, 2017, the Company had federal net operating loss carry forwards of approximately $6,717,000, and state net operating loss carry forwards of $6,605,000. The federal and California net operating losses expire on various dates through 2036.

The difference between the effective tax rate and the stated tax rate is primarily due to a full valuation allowance on the net deferred tax assets.

Federal income tax laws limit a company’s ability to utilize certain net operating loss carry forwards in the event of a cumulative change in ownership in excess of 50%, as defined under Internal Revenue Code Section 382. The Company has completed numerous financing transactions that have resulted in changes in the Company’s ownership structure. The utilization of net operating loss and tax credit carry forwards may be limited due to these ownership changes.

On December 22, 2017, the Tax Cuts and Jobs Act ("Act") was signed into law in the U.S. The Act includes a broad range of tax reforms. The Company reflected the income tax effects of those aspects of the Act to the deferred tax assets and liabilities. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

F-17

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Based on the Company’s historical financial performance in the U.S., at December 31, 2017, the Company has a significant net deferred tax asset position due to a significant net operating loss. As such, with the Act's reduction of the corporate tax rate from 35% to 21%, the Company remeasured its net deferred tax assets and liabilities at the lower corporate rate of 21% and recognized a reduction in its net deferred taxes of approximately $478,000 for which a full valuation allowance was present.

Note 16 – Commitments and Contingencies

Operating leases – The Company leases its office facility for a monthly rent of approximately $10,000. Total rent expense for the years ended December 31, 2017 and December 31, 2016 was approximately $125,000 and $147,000, respectively. In February 2018, the lease was renewed through March 31, 2019.

Capital leases – In April and August 2015, the Company entered into two leases for vehicles. The leases were considered to be capital leases, thus $78,156 representing the cost of vehicles, was recorded as an asset. The leases are payable in monthly payments ranging from $958 to $988, and have imputed interest rates ranging from 7.99% to 9.79%, and are secured by the equipment being leased. The leases expire at dates ranging from March 2019 to July 2019. As of December 31, 2017 and December 31, 2016, the balance outstanding was $30,946 and $50,637, respectively.

Contingencies – As a manufacturer of consumer products, the Company has exposure to California Proposition 65, which regulates substances officially listed by California as causing cancer, birth defects, or other reproductive harm. The regulatory arm of Proposition 65 that relates to the Company prohibits businesses from knowingly exposing individuals to listed substances without providing a clear and reasonable warning. All Companies in California are subject to potential claims based on the content of their products sold. The Company is not currently subject to litigation matters related to the proposition. While there is currently not an accrual recorded for this potential contingency, in the opinion of management, the amount of ultimate loss with respect to these actions will not materially affect the financial position or results of operations of the Company.

The apparel industry is subject to laws and regulations of federal, state and local governments. Management believes that the Company is in compliance with these laws. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future review and interpretation, as well as regulatory actions unknown or asserted at this time.

From time to time, the Company is involved in a variety of legal matters that arise in the normal course of business. Based on information available, the Company evaluates the likelihood of potential outcomes. The Company records the appropriate liability when the amount is deemed probable and reasonably estimable. No allowance for loss or settlement has been recorded at December 31, 2017 and December 31, 2016. In addition, the Company does not accrue for estimated legal fees and other directly related costs as they are expensed as incurred.

In response to a motion in opposition to our request to register our original icon logo, the Trademark Trial and Appeal Board (“TTAB”) determined that our original icon logo could potentially cause confusion in the marketplace with another mark; and as a result, determined that the U.S. Patent and Trademark Office should reject registration of our original stylized logo mark. The company filed an appeal to the TTAB decision with the Federal Circuit Court of Appeals, which granted our motion. On February 20, 2018, we filed our principal brief with the Federal Circuit Court of Appeals and on April 16, 2018 filed the reply to the opposer’s answer to the Company’s brief. Company anticipates a ruling on this matter in 2018.

The opposing party, Hybrid Athletics, LLC, has also filed a civil action against the Company in the U.S. District Court for the District of Connecticut seeking damages and alleging, among other matters, federal trademark infringement, false designations of origins and unfair competition, unfair competition under the Connecticut Unfair Trade Practices Act, common law trademark infringement, and unjust enrichment. The Company has filed a motion to dismiss the action on the grounds that the statute of limitations has lapsed, or, in the alternative, to move the action to federal district court in California. These legal proceedings could be time-consuming and expensive to defend. We carry insurance to cover certain litigation costs; however, we cannot provide assurance that it will cover any or all of our litigation costs.

F-18

HYLETE, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

The Company’s motion to dismiss has yet to be ruled upon. Preliminary discovery with respect to the U.S. District Court case commenced in March 2018 and is expected to continue up and until approximately December 2018; unless the case is resolved through motions or settlement prior to such time. As of the date of these financial statements, discovery is still in its early stages and substantial discovery remains to be completed. As such, management has neither determined the possibility of loss nor estimated the amount of any potential loss. Accordingly, no liability has been recorded related to this case.

Note 17 – Subsequent Events

The Company has evaluated subsequent events through April 23, 2018, which is the date the financial statements were available to be issued.

On February 24, 2018, the Company extended the lease term for its office facility to March 31, 2019.

On March 28, 2018, the Company extended its existing senior credit facility by $500,000 under principally the same terms and conditions of the initial agreement. In addition, the holder is to receive additional Series A-2 warrants. The balance of the senior credit facility as of April 23, 2018 was $4,275,000.

Subsequent to December 31, 2017, the Company sold approximately 547,190 shares of Class B common stock for net proceeds of approximately $649,788 under a Regulation A offering.

In March 2018, the Company filed a preliminary offering circular for issuances of up to $5,000,000 of Class A Bonds.

In April 2018, the Company’s CEO loaned the Company $100,000 in the form of a promissory note. The note accrues interest at 1.5% per month and matures in April 2020.

F-19

PART III

INDEX TO EXHIBITS

2.1	Third Amended and Restated Articles of Incorporation, as amended (1)
2.2	Bylaws (2)
3.2	Investor Rights Agreement dated as of July 16, 2015 (3)
3.3	Voting Agreement dated as of July 16, 2015 (4)
3.3	Right of First Refusal and Co-Sale Agreement dated as of July 16, 2015, as amended June 14, 2017 (5)
4	Form of Subscription Agreement *
6.1	First Amended and Restated Senior Credit Agreement, dated July 28, 2017 between Hylete, Inc., certain stockholders of Hylete, Inc., Black Oak-Hylete-Senior-Debt, LLC and bocm3-Hylete-Senior Debt, LLC. (6)
6.2	Master Services Agreement with WealthForge Securities, LLC (16)
6.3	Regulation A addendum to Master Services Agreement with WealthForge Securities, LLC *
6.4	Promissory Note – Bridge Note, dated August 19, 2015, of Hylete, Inc., as Maker, to Bypass Trust Share of Chung Family Trust, as Payee, as amended (7)
6.5	Employment Agreement dated July 29, 2016 between HYLETE and Ronald Wilson (8)
6.6	Employment Agreement dated July 29, 2016 between HYLETE and Matthew Paulson (9)
6.7	HYLETE 2015 Equity Incentive Plan (10)
6.8	Lease between Solana Partners, L.P. and Hylete, Inc., dated March 21, 2013, as amended on March 1, 2017, as amended on February 24, 2018 (11)
6.9	Amendment No. 1 to First Amended and Restated Senior Credit Agreement, dated March 28, 2018, among Hylete, Inc., Black Oak-Hylete- Senior Debt, LLC, bocm3-Hylete-Senior-Debt, LLC and Black Oak-Hylete-Senior Debt 2, LLC (12)
6.10	Promissory Note – Bridge Note, dated April 6, 2018, of Hylete, Inc., as Maker, to Ronald Wilson, as Payee (13)
6.11	Asset Purchase Agreement, dated May 31, 2018, between GRACEDEBYGRIT, Inc. and Hylete, Inc. (14)
6.12	Promissory Note – Bridge Note, dated May 31, 2018, of Hylete, Inc., as Maker, and Steelpoint Co-Investment Fund, as Payee (15)
8	Form of Escrow Agreement
11	Auditor’s Consent
12	Opinion of CrowdCheck Law LLP *

_______________

* To be filed by amendment

(1) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0201.htm

(2) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0202.htm

(3) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0301.htm

(4) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0302.htm

(5) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0303.htm

(6) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0601.htm

(7) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0603.htm

II-1

(8) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0604.htm

(9) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0605.htm

(10) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316817002286/hylete_1a-ex0607.htm

(11) Filed as an exhibit to the HYLETE, Inc. Annual Report on Form 1-K (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316818001060/hylete_1k-ex0608.htm

(12) Filed as an exhibit to the HYLETE, Inc. Annual Report on Form 1-K (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316818001060/hylete_1k-ex0602.htm

(13) Filed as an exhibit to the HYLETE, Inc. Annual Report on Form 1-K (Commission File No. 024-10736) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316818001060/hylete_1k-ex0609.htm

(14) Filed as an exhibit to the HYLETE, Inc. Current Report on Form 1-U and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1599738/000168316818001639/hylete_ex0601.htm

(15) Filed as an exhibit to the HYLETE, Inc. Current Report on Form 1-U and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1599738/000168316818001639/hylete_ex0602.htm

(16) Filed as an exhibit to the HYLETE, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10817) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1599738/000168316818000635/hylete_1a-ex0602.htm

II-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on, July 20, 2018.

HYLETE, INC.

By    /s/ Ronald Wilson

Ronald Wilson, Chief Executive Officer

HYLETE, Inc.

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Ronald Wilson

Ronald Wilson, Chief Executive Officer, principal financial officer, principal accounting officer, Director

Date: July 20, 2018

/s/ Matthew Paulson

Matthew Paulson, Director

Date: July 20, 2018

/s/ James Caccavo

James Caccavo, Director

Date: July 20, 2018

/s/ Kevin Park

Kevin Park, Director

Date: July 20, 2018

/s/ Darren Yager

Darren Yager, Director

Date: July 20, 2018